PROSPECTUS Dated January 24, 2001                    Pricing Supplement No. 6 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                          February 5, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                            -----------------------


     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:             $25,000,000

Maturity Date:                February 9, 2004

Interest Accrual
   Date:                      February 8, 2001

Interest Payment
   Dates:                     Each February 9, May 9, August 9 and
                              November 9, commencing May 9, 2001

Initial Interest Rate:        To be determined on the Original Issue Date

Base Rate:                    Federal Funds Rate

Index Maturity:               One Day

Spread
(Plus or Minus):              Plus 0.45% per annum

Index Currency:               N/A

Interest Payment
   Period:                    Quarterly

Specified Currency:           U.S. Dollars

Issue Price:                  100%

Settlement Date
   (Original Issue Date):     February 8, 2001

Initial Interest Reset
   Date:                      February 9, 2001

Interest Reset Dates:         Each business day

Interest Reset Period:        Daily

Interest Determination
   Dates:                     Same as Interest Reset Dates

Reporting Service:            Telerate (Page 5)

Book Entry Note or
   Certificated Note:         Book Entry Note

Senior Note or
   Subordinated Note:         Senior Note

Agent:                        Morgan Stanley & Co. Incorporated

Calculation Agent:            The Chase Manhattan Bank

Minimum Denomination:         $1,000

CUSIP:                        61745ERF0

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER